Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, August 25, 2016	(302) 857-3292

DOVER MOTORSPORTS, INC. ANNOUNCES AGREEMENT

TO SELL NASHVILLE SUPERSPEEDWAY TO PANATTONI.

Dover Motorsports, Inc. (NYSE-Symbol: DVD) announced that it has entered into a definitive agreement to sell its Nashville Superspeedway facility to an entity owned by Panattoni Development Company, an international commercial real estate development company specializing in industrial, office and build-to-suit projects.

Under the terms of the agreement, Dover Motorsports and its wholly-owned subsidiary, Nashville Speedway U.S.A., Inc., will sell the Nashville Superspeedway facility along with some related equipment and assets for $27.5 million in cash and the assumption by the purchaser of obligations of Dover Motorsports under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds.

The Bonds are the obligation of the Sports Authority of the County of Wilson, Tennessee and were issued by the Sports Authority in 1999 in order to build certain infrastructure improvements benefiting the speedway. Debt service on the Bonds, which have a remaining principal balance of $17,200,000, is payable from property and sales taxes generated by the facility. Principal and interest on the Bonds are secured by a letter of credit provided by Dover Motorsports which will be replaced by a letter of credit provided by the purchaser.

Closing is subject to customary due diligence and closing conditions, including zoning approvals, and is anticipated to take place in the first quarter of 2017.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.